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                                                                     Exhibit 5.2

                     [Letterhead of Piper & Marbury L.L.P.]

                                November 24, 1997

Lexington Corporate Properties, Inc.
355 Lexington Avenue
New York, New York 10017

Ladies and Gentlemen:

      We have acted as Maryland counsel to Lexington Corporate Properties, Inc., a Maryland corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Company's issuance and sale of up to 1,496,959 shares of its Common Stock, par value $.0001 per share (the "Shares"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of May 29, 1997, by and among the Company and Corporate Realty Income Trust I, a Massachusetts business trust.

      In our capacity as Maryland counsel to the Company, we have examined the Agreement, the Registration Statement, the Charter and By-Laws of the Company, as amended and restated and in effect on the date hereof, minutes of the proceedings of the Company's Board of Directors authorizing the issuance of the Shares, an Officer's Certificate dated the date hereof (the "Certificate"), and such other documents as we have considered necessary. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters we have relied on the Certificate and have not independently verified the matters stated therein.

      Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and advise you that upon the issuance and delivery of the Shares in accordance with the terms set forth in the Agreement, the Shares will have been duly and validly authorized and validly issued, fully paid and nonassessable.

      The opinion expressed herein is for the use of the Company and its stockholders in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement. We further consent to the reliance on this opinion by Paul, Hastings, Janofsky & Walker LLP, in rendering its opinion to the Company in connection with the filing of the Registration Statement.

                                       Very truly yours,



                                       /s/ Piper & Marbury L.L.P.